Exhibit 8.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET

NEW YORK, NY 10019-6131

TEL +1 212 878 8000

FAX +1 212 878 8375

www.cliffordchance.com

[Date]

iShares® Diversified Alternatives Trust

c/o BlackRock Asset Management International, Inc.

400 Howard Street

San Francisco, CA 94105

RE:    iShares® Diversified Alternatives Trust

We have acted as special U.S. tax counsel to iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”) relating to the continuous offering of shares (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of the iShares® Diversified Alternatives Trust (the “Trust”), a Delaware statutory trust governed by the trust agreement (the “Trust Agreement”), dated as of September 24, 2009, among the Sponsor, BlackRock Institutional Trust Company, N.A. (formerly known as Barclays Global Investors, N.A.), a national banking association, as trustee (the “Trustee”), and Wilmington Trust Company, a Delaware corporation with trust powers, as Delaware trustee (the “Delaware Trustee”). Except as otherwise indicated, capitalized terms used and not defined in this opinion have the same meaning as in the Trust Agreement.

In rendering the opinions expressed below we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents:

(a)    the Registration Statement;

(b)    the Trust Agreement;

(c)    the Authorized Participant Agreement among Citigroup Global Markets Inc., a corporation organized under the laws of Delaware (“Citi”), the Trust and the Sponsor, dated as of October 8, 2009;

(d)    the Authorized Participant Agreement among Credit Suisse Securities (USA) LLC, a limited liability company, organized under the laws of Delaware (“Credit Suisse”), the Trust and the Sponsor, dated as of August 18, 2009, and the Letter Agreement, dated as of September 24, 2009, amending certain terms thereof;

(e)    the Authorized Participant Agreement among Barclays Capital Inc., a corporation organized under the laws of Connecticut (“BarCap”, and together with Citi and Credit Suisse, “Authorized Participants”, and each, an “Authorized Participant”), the Trust and the Sponsor, dated as of September 24, 2009;

(f)    the Investment Advisory Agreement, dated as of July 31, 2009, between Barclays Global Fund Advisors, a California corporation (the “Advisor”) and the Trustee; and

(g)    the Foreign Exchange Prime Brokerage Agency Agreement between the Advisor and The Royal Bank of Scotland, dated July 31, 2009.

The documents listed in (a) through (g) above are referred to herein individually as a “Document” and collectively as the “Documents.”

As to the facts upon which this opinion is based, we have relied upon the representations, warranties and covenants and other agreements of the various parties contained in the Documents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In rendering the opinions expressed herein, we have assumed the due authorization, execution and delivery of each of the Documents by each of the parties thereto. We have further assumed that each of the Documents constitutes the legal, valid and binding obligation of each party thereto, and that each party to each Document has performed its obligations under each such Document and has complied with all requirements of law applicable to it in connection with each such Document.

In rendering the opinions expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and other instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein. We also have reviewed the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”); final, temporary and proposed Treasury Regulations promulgated thereunder; published revenue rulings and other administrative guidance of the Internal Revenue Service; and relevant case law, all as in effect as of the date hereof; and such other materials as we considered relevant. All of the foregoing are subject to change or differing interpretation and any such change or interpretation could apply retroactively and could affect the continued validity of the opinions set forth below.

On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, and subject to the limitations, assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1.    The statements in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares .

2.    The Trust will not will be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

The foregoing opinions are not binding on the Internal Revenue Service and no ruling with respect to any of the issues raised by such opinions has been requested from the Internal Revenue Service. No assurance can be given that these opinions will not be challenged by the Internal Revenue Service or sustained by a court.

The opinions set forth herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, including the application of the United States securities laws. In particular, no view is expressed as to the liability of the Trust for any tax imposed by any jurisdiction other than the United States federal government, including, without limitation, any tax imposed by any state, the District of Columbia or any other taxing jurisdiction within the United States. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We express no opinion as to the laws of any jurisdiction other than the United States. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

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